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Exhibit 1.1

DIRECTORS' CIRCULAR

RECOMMENDING

REJECTION

OF THE OFFER

BY

GOLDEN STAR RESOURCES LTD.

TO PURCHASE ALL OF THE COMMON SHARES

OF

IAMGOLD CORPORATION

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS REJECT THE GOLDEN STAR OFFER AND NOT TENDER THEIR IAMGOLD COMMON SHARES

JUNE 24, 2004

Notice to United States Shareholders

The offer to which this Directors' Circular relates is made for the securities of a Canadian issuer and, while the offer is subject to disclosure requirements of Canada, investors should be aware that these requirements are different from those of the United States. The enforcement by investors of civil liabilities under United States federal securities law may be affected adversely by the fact that IAMGold Corporation is a Canadian corporation, that some or all of its officers and directors are Canadian residents and that a majority of its assets are located outside the United States.

June 24, 2004

Dear Shareholder:

        Re: Unsolicited Take-Over Bid by Golden Star Resources Ltd.

        You recently received from Golden Star Resources Ltd. ("GSR") an offer to purchase all of the common shares of IAMGold Corporation ("IAMGold") on the basis of 1.15 common shares of GSR for each IAMGold share. The GSR offer was not solicited or negotiated by IAMGold.

        Your Board of Directors has unanimously determined that the consideration offered to you is inadequate and that the GSR offer is not in your best interests. The Board unanimously recommends that you REJECT the GSR offer and that you NOT TENDER your IAMGold shares under the offer and, if you have already tendered any of your IAMGold shares under the offer, that you withdraw them immediately. Shareholders who have deposited IAMGold shares under the GSR offer and who wish to obtain advice or assistance in withdrawing their IAMGold shares are urged to contact Kingsdale Shareholder Services Inc. toll free at 1-866-749-5464.

        In reaching its conclusions, the Board relied on the report and recommendation of a Special Committee of IAMGold directors who are independent of IAMGold's management. The Board and the Special Committee also relied upon the opinion of RBC Dominion Securities Inc. that the consideration that GSR is offering is inadequate from a financial point of view to IAMGold shareholders. The Special Committee's assessment of the GSR offer and its reasons, as adopted by the Board, for the recommendation that you reject the GSR offer are set out in the accompanying Directors' Circular. Among other reasons for recommending rejection, the Special Committee and the Board have concluded that the GSR offer is inferior, financially and otherwise, to the proposed business combination of IAMGold and Wheaton River Minerals Ltd. (the "AXIOM Transaction").

        In making your decision regarding the GSR offer, you should consider, among other things, the following views of the Special Committee and the Board:

  •
  The GSR offer is financially inadequate. In particular, a combination of IAMGold and GSR would be highly dilutive for IAMGold shareholders on a net asset value basis.

  •
  GSR is subject to significant development and operating risks.

  •
  There are no significant strategic benefits for IAMGold shareholders under the GSR offer.

  •
  The GSR offer is highly conditional.

  •
  The AXIOM Transaction is superior to the GSR offer.

        You are advised to read the full explanation of the reasons for your Board's recommendation in the Directors' Circular.

Sincerely,

On behalf of the Board of Directors

WILLIAM D. PUGLIESE Chairman of the Board	JOSEPH F. CONWAY President and Chief Executive Officer

Shareholders requiring advice or assistance concerning the AXIOM Transaction or the GSR offer are urged to contact:

KINGSDALE SHAREHOLDER SERVICES INC.
Toll Free: 1-866-749-5464
Facsimile: 416-867-2271

CAUTION REGARDING FORWARD-LOOKING STATEMENTS

        This Directors' Circular includes "forward-looking statements" within the meanings of the United States Securities Act of 1933, as amended, and the United States Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this Directors' Circular that address activities, events or developments that IAMGold expects or anticipates will or may occur in the future, including such things as future business strategy, competitive strengths, goals, expansion and growth of IAMGold's business, operations, plans and other such matters are forward-looking statements. When used in this Directors' Circular, the words "estimate", "plan", "anticipate", "expect", "intend", "believe" and similar expressions are intended to identify forward-looking statements.

        The statements made in this Directors' Circular about the anticipated impact the GSR Offer and the AXIOM Transaction may have on the combined operations of IAMGold and GSR and on IAMGold and Wheaton, respectively, as well as the expected results from these transactions, are forward-looking statements. Other forward-looking statements include but are not limited to those with respect to the price of gold, silver and copper, the timing and amount of estimated future production, costs of production, reserve and resource estimates and reserve conversion rates. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of IAMGold, GSR or Wheaton to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among others, risks related to the integration of acquisitions, risks related to international operations, risks related to joint venture operations, actual results of current exploration activities, actual results of current reclamation activities, conclusions of economic evaluations, changes in project parameters as plans continue to be refined, future prices of gold, silver and copper, as well as those factors discussed in the public disclosure documents of IAMGold, GSR and Wheaton. Although attempts have been made to identify important factors that could cause actual results to differ materially, there may be other factors that cause results not to be as anticipated, estimated or intended. There can be no assurance that such statements will prove to be accurate as actual results and future events could differ materially from those anticipated in such statements. Accordingly, readers should not place undue reliance on forward-looking statements.

DIRECTORS' CIRCULAR

        This Directors' Circular is issued by the board of directors (the "Board" or "Board of Directors") of IAMGold Corporation ("IAMGold") in connection with the offer (the "GSR Offer") made by Golden Star Resources Ltd. ("GSR") to acquire all of the outstanding common shares of IAMGold ("IAMGold Shares") on the basis of 1.15 common shares of GSR ("GSR shares") for each IAMGold Share, upon the terms and subject to the conditions set forth in the offer and accompanying circular of GSR dated June 9, 2004 (collectively, the "GSR Circular"). GSR confirmed that the GSR Circular was mailed to IAMGold Shareholders on June 10, 2004 by press release issued on the same date.

        In this Directors' Circular, capitalized words and terms have the meanings ascribed to them under "Glossary" or elsewhere herein.

DIRECTORS' RECOMMENDATION TO REJECT THE GSR OFFER

         THE BOARD OF DIRECTORS HAS UNANIMOUSLY CONCLUDED THAT THE CONSIDERATION OFFERED UNDER THE GSR OFFER IS FINANCIALLY INADEQUATE TO IAMGOLD SHAREHOLDERS. THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS REJECT THE GSR OFFER AND NOT TENDER THEIR IAMGOLD SHARES.

RECOMMENDATION OF THE SPECIAL COMMITTEE TO THE BOARD

        At a meeting of the Board of Directors held on June 22, 2004, after considering the terms of the GSR Offer, the Fairness Opinions and other matters, including the matters discussed below under "Reasons for the Special Committee's Recommendation", the Special Committee unanimously recommended to the Board of Directors that the Board advise IAMGold Shareholders to reject the GSR Offer and not tender their IAMGold Shares to the GSR Offer.

REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION

        In anticipation of the GSR Offer, the Board appointed a special committee of independent directors of IAMGold (the "Special Committee") to review the GSR Offer and to make recommendations to the Board. The Special Committee carefully reviewed and considered the GSR Offer, with the benefit of advice from its technical, financial and legal advisers. The following are the principal reasons for the Special Committee's unanimous recommendation to the Board of Directors that the Board advise IAMGold Shareholders to reject the GSR Offer.

1.
The GSR Offer is financially inadequate

•
The fairness opinion delivered by RBC in respect of the GSR Offer concludes that, subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration under the GSR Offer is inadequate from a financial point of view to IAMGold Shareholders.

•
The GSR Offer is highly dilutive to IAMGold Shareholders on a pro forma net asset value basis.

•
Pro forma cash flow per share is dilutive to IAMGold Shareholders in 2004 and 2005. While pro forma cash flow may be accretive on certain measures to IAMGold Shareholders in the longer term, achievement of cash flow expectations is subject to the significant risks and uncertainties associated with developing and operating GSR's development projects in West Africa.

2.
GSR is subject to significant development and operating risks

•
GSR is focused on three development projects in West Africa: (i) bringing the Wassa mine into production; (ii) constructing the Bondaye plant; and (iii) implementing a bacterial oxidation ("BIOX™") processing plant at its Bogoso/Prestea operation. GSR's future cash flow and production are entirely dependent on the development of those projects. The projects are behind schedule or have not been commenced and there are risks of further delays and increased costs.

  •
  Further development delays will put pressure on GSR's capital resources to the extent that costs increase due to delays and that cash flows expected from the projects are deferred or are not realized. GSR's publicly disclosed capital expenditure and exploration programs are estimated to be US$125 million to the end of 2005.

  •
  The combined company proposed by GSR would have a weaker balance sheet than IAMGold as a result of a declining cash balance and would have a diminished capacity to pursue acquisitions and/or further development projects.

  •
  There is uncertainty as to the economic viability of GSR's development projects:

  •
  The Wassa project is an effort to rehabilitate a heap leach operation, that went bankrupt in 2001, to a conventional milling operation.

  Grade continuity in the orebody is lacking due to a high nugget effect, making it difficult to estimate resource grade with any degree of precision, which is of particular concern given Wassa's low reserve and resource grades.

  In an attempt to mitigate the financial impact of the delays in completing the project, GSR announced that it was considering mining operations in 2004 using higher grade ore from the open pit to supplement the low-grade reclaimed heap leach material from the previously failed operation at Wassa. GSR more recently indicated, however, that mining will not begin until early 2005.

  Further delays or cost over-runs could significantly affect Wassa's economic value.

  •
  Construction on the Bondaye plant is behind schedule and is not expected to begin until completion of construction at Wassa and the receipt of necessary permits. Environmental permitting of the Bondaye plant has not yet been obtained and an environmental impact study has yet to be submitted for the Beta Boundary area which is scheduled to provide feed to the Bondaye plant in 2005.

  •
  The Bogoso/Prestea project involves the transition from processing relatively simple oxide ore to processing metallurgically complex refractory sulphide ore which constitutes approximately 68% of Bogoso/Prestea's reserves and 81% of additional measured and indicated mineral resources.

  Attempts by the previous owners to operate the project profitably failed, with closures occurring in 1994 and again in 1998.

  To process the refractory ore, GSR plans to add a BIOX™ plant to the existing Bogoso mill. GSR has stated publicly that there is no assurance that the technology will perform successfully at commercial levels on the refractory sulphide ores and that GSR is unable to assure shareholders that metallurgical recoveries and production estimates can be achieved, or at what capital and operating costs they can be achieved.

  GSR has identified two communities that must be relocated as part of the development at Bogoso/Prestea, one adjacent to the Dumasi pit and the second near the northern end of the Beta Boundary pits. These pits contain close to 30% of the proven and probable reserves at Bogoso/Prestea. GSR has stated publicly that the timing to relocate those communities is unknown and that the expenditures required are unquantifiable. Such relocations must conform to stringent international standards and procedures, and the time required to relocate can be lengthy and difficult to estimate accurately. In IAMGold's experience, the costs of relocating communities in West Africa are significant.

3.
There are no significant strategic benefits under the GSR Offer

•
GSR's operations are limited to West Africa in contrast to IAMGold's objective of developing a geographically diversified platform of assets and operations.

•
IAMGold is already the leading intermediate West African gold producer with interests in four operating assets and almost 15 years of experience in the region.

  •
  GSR management is undertaking three projects in West Africa upon which its future production depends. The attention of GSR's management in the next few years will be on the development of those projects. This will constrain their ability to pursue opportunities outside of West Africa, to focus on IAMGold's exploration properties, and to manage the integration of IAMGold, particularly in light of GSR's stated plans to terminate all of IAMGold's management and support staff. GSR estimates that the synergies of a combination with IAMGold would be US$8 million annually. GSR assumes that it can manage IAMGold's total asset base (which at March 31, 2004 was twice the size of GSR's total asset base) without incurring additional costs.

4.
The GSR Offer is subject to several conditions

•
The GSR Offer is subject to several conditions which provide GSR with broad discretion to terminate its offer at any time at its option.

5.
The AXIOM Transaction is superior to the GSR Offer

        The Special Committee also carefully reviewed and considered the AXIOM Transaction and received advice from its financial and legal advisers. The following is a summary of the Special Committee's principal reasons for unanimously concluding that the AXIOM Transaction is superior to the GSR Offer and that the Board of Directors should reaffirm its recommendation that IAMGold Shareholders vote in favour of the AXIOM Transaction.

  •
  The updated fairness opinion delivered by RBC in respect of the AXIOM Transaction concludes that, subject to the assumptions, limitations and qualifications set forth in the opinion, the consideration under the AXIOM Transaction is fair from a financial point of view to IAMGold.

  •
  The AXIOM Transaction is neutral (moderately dilutive to moderately accretive) to IAMGold Shareholders on a pro forma net asset value basis. In contrast, the GSR Offer is highly dilutive to IAMGold Shareholders based on pro forma net asset value.

  •
  AXIOM's pro forma cash flow per share would be dilutive to IAMGold Shareholders in 2005, but in the longer term would be highly accretive to IAMGold Shareholders, would be more accretive to IAMGold Shareholders than the combination proposed by GSR, and with less risk than a combination of GSR and IAMGold because GSR's achievement of cash flow expectations is subject to the risks and uncertainties related to the development and operation of its West African projects.

  •
  Since April 2004 when the Board first approved the AXIOM Transaction, the net asset value of Wheaton has increased as a result of increased cash flow reported by Wheaton for the three months ended March 31, 2004.

  •
  The AXIOM Transaction will provide significant strategic benefits for IAMGold Shareholders. The Special Committee considered each of the benefits that, in April 2004, the Board of Directors determined would accrue to IAMGold Shareholders as a result of the AXIOM Transaction, and concluded that those benefits continue to be applicable. More particularly:

  (i)
  the combination of the businesses of IAMGold and Wheaton would create one of the world's top ten gold producers;

  (ii)
  the combined company, AXIOM, would be well-positioned for internal growth and have the financial strength and flexibility to take advantage of consolidation and acquisition opportunities in the gold-mining industry;

  (iii)
  AXIOM would have interests in seven producing gold operations, one in Argentina, one in Mexico, one in Australia, two in Mali and two in Ghana, with expected attributable annualized gold production of approximately 995,000 gold equivalent ounces at a total cash cost of approximately US$110 per gold equivalent ounce (net of copper credits) in 2004. This compares to the combined company that would result from the combination of GSR and IAMGold, which GSR estimates would have annualized gold production of only approximately 640,000 gold ounces at a much higher total cash cost of approximately US$220 per gold ounce in 2004;

    (iv)
    AXIOM would have immediate and near term production growth opportunities through the development of the Amapari gold project in Brazil, the Los Filos gold project in Mexico and the expansion of the Tarkwa mine in Ghana, with significantly less development risk than the development projects of GSR;

    (v)
    AXIOM would have unhedged, proven and probable mineral reserves of approximately 8.8 million gold equivalent ounces plus additional measured and indicated mineral resources of approximately 4.6 million gold equivalent ounces. By comparison, the combined company following the GSR Offer would have unhedged, proven and probable mineral reserves of only approximately 6.6 million gold equivalent ounces plus additional measured and indicated mineral resources of approximately 4.5 million gold equivalent ounces;

    (vi)
    AXIOM would have a market capitalization of approximately US$2.5 billion compared to a market capitalization of approximately US$1.5 billion for the combined GSR/IAMGold company (based on the closing prices of the relevant shares on the TSX on June 24, 2004);

    (vii)
    AXIOM would have a strong balance sheet with US$300 million in cash and gold bullion as at March 31, 2004;

    (viii)
    AXIOM would have an experienced and entrepreneurial management team with extensive operating experience;

    (ix)
    AXIOM would have a more diversified geographic base than would the company resulting from the combination of IAMGold and GSR; and

    (x)
    the combination of IAMGold and Wheaton is expected to result in increased share trading liquidity for IAMGold Shareholders.

Conclusions

        For the principal reasons outlined above, the Special Committee has unanimously concluded that:

  (a)
  the GSR Offer is financially inadequate and is not in the best interests of IAMGold Shareholders;

  (b)
  the AXIOM Transaction is financially fair to IAMGold and IAMGold Shareholders; and

  (c)
  the AXIOM Transaction is a strategic merger that will provide IAMGold Shareholders with numerous benefits, including those described above, that would not be available in the case of either IAMGold alone or a combined IAMGold/GSR.

        The foregoing list of factors considered by the Special Committee is not intended to be exhaustive. In view of the numerous factors considered in connection with their evaluation of the GSR Offer and their consideration of the AXIOM Transaction in connection with the GSR Offer, the Special Committee did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weight to specific factors in reaching its respective determinations. In addition, individual members of the Special Committee may have given different weight to different factors.

REASONS FOR THE DIRECTORS' RECOMMENDATION

        The Board of Directors carefully considered the reasons of the Special Committee outlined above under "Reasons for the Special Committee's Recommendation" and adopted those reasons in unanimously recommending that IAMGold Shareholders reject the GSR Offer and not tender their IAMGold Shares.

        The Board also based its recommendation on the following additional considerations.

The GSR Offer is opportunistic

  •
  The GSR Offer is opportunistic in light of the recent pressure on the market price of the IAMGold Shares. The Board of Directors believes that the trading price of the IAMGold Shares has been negatively impacted by arbitrage and other short-term trading resulting from IAMGold's proposed all-share business combination with Wheaton. Recent volatility in the gold price also has affected the market price of the IAMGold Shares. The GSR Offer is an attempt to capitalize on this short-term decline and fails to recognize both the longer-term prospects and value attributable to the IAMGold Shares that were reflected in the market price as recently as December 2003 when the IAMGold Shares traded at a 52 week high price of Cdn$10.99.

  •
  If GSR were to succeed in acquiring IAMGold, GSR would avoid the need to raise additional equity capital to fund its development activities by accessing IAMGold's cash and annual cash flow, thereby funding GSR's capital program using IAMGold's assets. The GSR Offer, however, involves the issue of as much as 135% of GSR's market capitalization to acquire IAMGold. The GSR Offer is effectively a large issuance of GSR equity to acquire IAMGold's cash and annual cash flow to fund its capital program.

The GSR Offer provides an inadequate control premium for IAMGold Shareholders

        Under the GSR Offer, GSR would acquire control of IAMGold. Recent Canadian transactions that involved a change of control of a company reflect a typical control premium in the range of approximately 30% to 40%; that is, the value of the consideration offered to shareholders typically exceeded the market price of the company's shares prior to the first public announcement of the transaction by 30% to 40%. The control premium offered to IAMGold Shareholders under the GSR Offer falls far short of that range.

  •
  Based on the closing prices of IAMGold Shares (Cdn$7.38) and GSR shares (Cdn$7.24) on the TSX on May 27, 2004, the date on which GSR first announced the exchange ratio under the GSR Offer, the market value of the GSR Offer was Cdn$8.33 per IAMGold Share, representing a premium of less than 13%.

  •
  Based on the average closing prices of IAMGold Shares and GSR shares on the TSX during the 20 trading days prior to the date on which GSR first announced the GSR Offer, the market value of the GSR Offer represented a premium of 10%.

  •
  Based on the average closing prices of IAMGold Shares and GSR shares on the TSX during the 20 trading days prior to the date on which IAMGold announced the AXIOM Transaction, the market value of the GSR Offer represented a premium of less than 6%.

INACCURACIES IN THE GSR CIRCULAR

Accounting Matters

        The accounting used by GSR in preparing the pro forma financial information included in the GSR Circular results in elevated pro forma net income for the combined GSR/IAMGold company. In the pro forma financial information included in the GSR Circular, GSR has capitalized IAMGold's greenfields exploration. IAMGold expenses these costs through its earnings statement. The net effect of GSR's accounting is to elevate the combined company's pro forma 2003 earnings by US$5.5 million. Had IAMGold used that accounting treatment, its earnings for 2003 would have been 37% greater than reported.

        In addition, GSR has assigned a fair market value of only US$193 million to IAMGold's interests in its four gold mines. IAMGold has calculated and used a fair market value of US$405 million for those assets, and Wheaton has accepted that value in connection with the AXIOM Transaction. By materially understating the asset value of IAMGold and accordingly the pro forma asset value of the combined GSR/IAMGold company, the pro forma financial information in the GSR Circular significantly understates pro forma depreciation charges and significantly overstates pro forma net income.

GSR's Estimated Synergies are Questionable

        In the GSR Circular, GSR estimates that the synergies of an IAMGold/GSR combination would be US$8 million annually. There is little overlap in exploration endeavours between the two companies, suggesting either that there would be no synergies or that GSR plans significant program cuts. Furthermore, GSR assumes that it can manage IAMGold's total asset base (which at March 31, 2004 was twice the size of GSR's total asset base) without incurring additional costs.

        Furthermore, there may be negative synergies from a tax perspective as a result of GSR being subject to both United States and Canadian taxes and as a result of the acquisition of IAMGold triggering an acquisition of control of GSR for Canadian tax purposes. The acquisition of control for Canadian tax purposes would have the effect of restricting GSR's historical tax losses so that they could not be used to shield IAMGold's substantial Canadian income.

Withdrawal Rights are Inconsistent with Securities Legislation

        The GSR Circular provides that IAMGold Shares deposited under the GSR Offer may be withdrawn (i) at any time prior to the expiry time of the GSR Offer, and (ii) if the IAMGold Shares have not been paid for by GSR within three business days after having been taken up. That description of the withdrawal rights of IAMGold Shareholders is inconsistent with applicable securities legislation in Canada, which provides that securities may be withdrawn by or on behalf of a depositing security holder:

  (i)
  at any time where the securities have not been taken up by the offeror;

  (ii)
  at any time before the expiration of ten days from the date of a notice of change or variation in respect of the take-over bid; and

  (iii)
  if the securities have not been paid for by the offeror within three business days after having been taken up.

        IAMGold Shareholders should be aware that they are entitled to withdraw their IAMGold Shares deposited under the GSR Offer in the circumstances listed above which are not described in the GSR Circular.

BACKGROUND OF GSR OFFER AND AXIOM TRANSACTION

        The GSR Circular, at pages 22 to 25 under the heading "Background of the GSR Offer", contains a detailed description of GSR's version of discussions and communications that took place between representatives of IAMGold and GSR during the period from September 22, 2003 to June 8, 2004. The information set out below differs from GSR's version of events in certain respects, and contains additional information concerning IAMGold's communications with GSR and also concerning the AXIOM Transaction.

Principal Events

        The following summary indicates the principal events that have occurred to date relating to the AXIOM Transaction and the GSR Offer.

September 22 to 25, 2003	•	IAMGold and GSR commenced discussions concerning a possible business combination
	•	IAMGold and GSR entered into a confidentiality agreement containing standstill restrictions
September 26 to December 11, 2003	•
IAMGold and GSR conducted due diligence investigations, including site visits by IAMGold representatives to GSR properties, and discussed possible business combination terms including share exchange ratios
December 9, 2003	•	Sometime between December 4 and December 9, 2003, IAMGold and GSR terminated business combination discussions
Late January to March 30, 2004	•	IAMGold and Wheaton conducted discussions concerning a possible business combination (the AXIOM Transaction)
March 30, 2004	•
IAMGold and Wheaton jointly announced that they had entered into a letter agreement providing for the AXIOM Transaction, subject to satisfactory due diligence investigations and receipt of favourable fairness opinions from their respective financial advisers

April 6, 2004	•	GSR's board of directors appointed a special committee of directors to supervise GSR management concerning a possible business combination with IAMGold and engaged a financial adviser
	•	GSR did not make any public announcement at that time
April 26, 2004	•
IAMGold and Wheaton announced that they had completed their due diligence investigations, that they had received favourable fairness opinions from their respective financial advisers, and that they had entered into a definitive agreement for the AXIOM Transaction
May 11, 2004	•
IAMGold and Wheaton mailed the Joint Circular to their respective shareholders, indicating that shareholders meetings to consider the AXIOM Transaction, as well as related and other matters, would be held in Toronto on June 8, 2004
May 27, 2004	•
More than seven weeks after retaining a financial adviser to assist it in considering a possible business combination with IAMGold, GSR made and publicly announced an unsolicited non-negotiated proposal to IAMGold for a proposed business combination
•
The GSR proposal stated that it was conditional upon, among other conditions, further due diligence investigations by GSR as well as appropriate indications of support for the proposal from IAMGold's directors and shareholders
May 31, 2004	•	The Board allowed GSR to present its proposal to directors of IAMGold
•
At the presentation, GSR advised that it intended to be headquartered in Denver with only a "token" office in Toronto and that it would not pursue a business combination with IAMGold that would be dilutive to GSR
•
Following the presentation, and based on a careful review of the GSR proposal by IAMGold during the period from May 27 to May 31, the Board concluded that the AXIOM Transaction was superior to the GSR Proposal and that IAMGold should not pursue further discussions with GSR
	•	The Board announced that it did not intend to pursue the GSR Proposal and stated its reasons for making that decision
June 2, 2004	•
GSR announced that it had commenced Court proceedings seeking (i) a declaration that GSR was permitted to make an unsolicited take-over bid for IAMGold Shares notwithstanding the standstill restrictions in its confidentiality agreement with IAMGold, and (ii) an order delaying the meeting of IAMGold Shareholders scheduled for June 8, 2004
	•	Certain IAMGold Shareholders subsequently applied to the Court, also seeking to delay the IAMGold Shareholders meeting
June 8, 2004	•	The Court ruled that GSR could make a take-over bid for IAMGold Shares notwithstanding the standstill provisions in its confidentiality agreement with IAMGold
	•	The Court also ordered that the meeting of IAMGold Shareholders be adjourned to June 29, 2004, and IAMGold adjourned the meeting to June 29, 2004 without conducting any other business at the meeting
	•	Wheaton conducted its shareholders meeting at which more than 79% of the Wheaton Shares represented at the meeting were voted in favour of the AXIOM Transaction

June 10, 2004	•	GSR announced that it had filed the GSR Offer and mailed the GSR Offer to IAMGold Shareholders
June 11, 2004	•
IAMGold announced that the Board had appointed the Special Committee of four directors who are independent of IAMGold management to review the GSR Offer in comparison to the AXIOM Transaction and to make recommendations to the Board; the Special Committee was authorized to engage its own financial, legal and other advisers to assist it
	•	Wheaton announced that it would hold a shareholders meeting on July 6, 2004 at which its shareholders will again consider and vote on the AXIOM Transaction
June 11, 2004	•	GSR filed a dissident proxy circular dated June 11, 2004 to solicit proxies to vote against the AXIOM Transaction at the meeting of IAMGold Shareholders
June 21, 2004	•
RBC delivered its Fairness Opinions to the Special Committee to the effect that (i) the consideration under the GSR Offer is inadequate from a financial point of view to IAMGold Shareholders, and (ii) the consideration under the AXIOM Transaction is fair from a financial point of view to IAMGold
June 22, 2004	•
At a meeting of the Board, the Special Committee delivered its report recommending that the Board advise IAMGold Shareholders (i) to reject the GSR Offer and (ii) to vote in favour of the AXIOM Transaction

        The following is a more detailed description of the events summarized above.

Discussions between IAMGold and GSR in 2003

        IAMGold first discussed a possible business combination with GSR in September 2003. Joseph Conway, President and Chief Executive Officer of IAMGold, and Peter Bradford, President and Chief Executive Officer of GSR, met in Denver, Colorado, during a gold conference held in Denver from September 22 through September 24, 2003. In addition, there were meetings among other senior officers of IAMGold and GSR. At those meetings, the participants engaged in preliminary discussions concerning a possible business combination of IAMGold and GSR, and agreed to exchange certain operating and financial information in order to evaluate whether further discussions should take place.

        IAMGold and GSR entered into a confidentiality agreement dated September 25, 2003. That agreement included "standstill" provisions restricting the ability of each company from acquiring or offering to acquire shares of the other company and from taking certain other actions, subject to specified exceptions.

        In early October 2003, IAMGold and GSR exchanged information about their respective properties, reserves, operations, plans, budgets and financial results. During October and November 2003, representatives of IAMGold and GSR analyzed the information received and engaged in a number of due diligence discussions. IAMGold management circulated to the Board a memorandum dated November 10, 2003 outlining management's determination of the relative net asset values ("NAV") of IAMGold and GSR based on IAMGold's and GSR's internal corporate financial models.

        Mr. Bradford met Mr. Conway in IAMGold's offices in Toronto during the week of November 24, 2003. They discussed in general terms various aspects of a possible business combination of IAMGold and GSR, including a range of possible commercial terms and issues related to the blending of the boards of directors and executive officers of the two companies. Mr. Conway and Mr. Bradford both expressed the view that it appeared to be possible that IAMGold and GSR could negotiate a transaction acceptable to both parties. Both also agreed that an appropriate methodology for determining a fair and reasonable share exchange ratio would be to conduct a review of the relative NAV of each of the companies.

        On December 2, 2003, Mr. Conway sent a letter to Mr. Bradford outlining a proposed share exchange ratio based on relative NAV.

        During meetings held at IAMGold's offices in Toronto on December 3 and December 4, 2003, Paul Olmsted, Vice President, Corporate Development of IAMGold and Bruce Higson-Smith, Vice President, Corporate Development of GSR, reviewed technical documents and financial statements and discussed their respective economic models for a proposed business combination. Mr. Higson-Smith also had additional preliminary discussions with Mr. Conway and Mr. Olmsted regarding a possible exchange ratio upon which a business combination could be based.

        The two companies continued their due diligence investigations. From December 8 to 11, 2003, three representatives of IAMGold conducted technical site visits of the Wassa, Bogoso and Prestea projects. During that period, on December 9, 2003, Mr. Bradford sent a letter to Mr. Conway in which Mr. Bradford confirmed that discussions concerning a business combination had been terminated. On the same day, GSR publicly announced that it was proceeding with an equity financing to raise US$49.5 million.

The AXIOM Transaction

        On March 30, 2004, IAMGold and Wheaton entered into an agreement involving a proposed business combination of IAMGold and Wheaton (the "AXIOM Transaction"). The AXIOM Transaction involves, among other things, a plan of arrangement involving Wheaton under the Business Corporations Act (Ontario) pursuant to which (i) Wheaton will amalgamate with a wholly-owned subsidiary of IAMGold and the amalgamated company will become a wholly-owned subsidiary of IAMGold, and (ii) holders of Wheaton Shares will receive, in exchange for each Wheaton Share, 0.55 of an IAMGold Share, following which IAMGold will change its name to Axiom Gold Corporation.

        The following summarizes the background to the AXIOM Transaction. A more detailed description is contained in the Joint Circular, a copy of which may be viewed at www.sedar.com.

        In late January 2004, a director of IAMGold had a preliminary discussion with Ian Telfer, the Chairman and Chief Executive Officer of Wheaton, regarding a possible transaction between IAMGold and Wheaton.

        In early February 2004, Mr. Conway met with Mr. Telfer to discuss a possible transaction between IAMGold and Wheaton. As a result of that meeting, IAMGold and Wheaton entered into a confidentiality agreement on February 19, 2004.

        As part of its initial due diligence review, in March 2004 IAMGold conducted preliminary site visits to certain of the properties of Wheaton and performed a review of certain technical and other information relating to Wheaton. As part of its initial due diligence review, in March 2004 Wheaton also performed a review of certain technical and other information relating to IAMGold.

        On March 25, 2004, IAMGold delivered a proposal for a transaction to Wheaton. The terms of that proposal were the same, in all material respects, as the terms of the AXIOM Transaction. Discussions ensued between management of IAMGold and Wheaton with respect to the terms of the proposed transaction. On March 27, 2004, Wheaton responded to the proposal and provided revised terms to IAMGold. The Wheaton board of directors met on March 29, 2004 to consider the proposed transaction with IAMGold and approved the terms of the AXIOM Transaction. The Board met on March 30, 2004 to consider the proposed transaction with Wheaton and approved the terms of the AXIOM Transaction. On March 30, 2004 IAMGold and Wheaton signed a letter agreement setting out the terms of the AXIOM Transaction. On the same day, IAMGold and Wheaton issued a joint press release announcing the AXIOM Transaction.

        Following March 30, 2004, financial, legal and accounting advisers to each of IAMGold and Wheaton considered tax and legal structures to accomplish the proposed transaction, and management and the respective auditors commenced the preparation of draft unaudited pro forma condensed consolidated financial statements.

        Also following March 30, 2004, IAMGold personnel and consultants retained by IAMGold conducted site visits to the principal properties of Wheaton and performed a review of certain technical and other information relating to Wheaton, and Wheaton personnel conducted site visits to the principal properties of IAMGold and performed a review of certain technical and other information relating to IAMGold. From March 30, 2004 to

April 22, 2004, IAMGold, Wheaton and their respective legal advisers exchanged drafts of the definitive agreement relating to the AXIOM Transaction (the "AXIOM Transaction Agreement").

        On April 22, 2004, the Board and the Wheaton board of directors met separately and approved the entering into of the AXIOM Transaction Agreement, subject to settling the final terms thereof.

        From April 22, 2004 to April 25, 2004, IAMGold, Wheaton and their respective legal advisers negotiated and settled the terms of the AXIOM Transaction Agreement. On April 25, 2004, IAMGold and Wheaton executed and delivered the AXIOM Transaction Agreement and a public announcement was made by joint press release of IAMGold and Wheaton on April 26, 2004.

        IAMGold and Wheaton prepared the Joint Circular which contains detailed information about the AXIOM Transaction. The Joint Circular was filed with securities regulatory authorities on May 10, 2004 and on May 11, 2004 was mailed to IAMGold and Wheaton shareholders of record as at April 28, 2004. A copy of the Joint Circular may be viewed at www.sedar.com.

GSR's Unsolicited Proposal

        On May 27, 2004, representatives of GSR arranged a meeting with representatives of IAMGold at which Mr. Bradford of GSR indicated that GSR was proposing a friendly business combination with IAMGold under which IAMGold Shareholders would be offered 1.15 GSR shares for each IAMGold Share (the "GSR Proposal"). Mr. Bradford further advised that a formal offer by GSR to give effect to the GSR Proposal would be conditional, among other things, on GSR having an opportunity to perform confirmatory due diligence on IAMGold and receiving appropriate support from IAMGold's directors and shareholders. GSR announced the GSR Proposal by press release on May 27, 2004.

        On May 28 and May 29, 2004, IAMGold management prepared a package of materials relating to the GSR Proposal that was delivered to the directors of IAMGold on May 29, 2004 in preparation for a meeting of the Board to be held on May 31, 2004.

        At GSR's request, at the IAMGold Board meeting on May 31, 2004, IAMGold arranged for representatives of GSR to present the GSR Proposal to directors of IAMGold, in the absence of IAMGold management. Following that presentation, the directors (in the absence of IAMGold management) carefully considered the GSR Proposal with the assistance of IAMGold's financial and legal advisers and unanimously determined that the AXIOM Transaction was superior, financially and otherwise, to the GSR Proposal and determined not to pursue the GSR Proposal. IAMGold issued a press release to that effect later on May 31, 2004 in which IAMGold stated the reasons for the determination of the Board not to pursue the GSR Proposal, and confirmed the recommendation of the Board that shareholders vote in favour of the AXIOM Transaction at the meeting of IAMGold Shareholders scheduled for June 8, 2004.

        On June 1, 2004, IAMGold's legal counsel provided to GSR a list of IAMGold Shareholders previously requested by GSR together with a letter from counsel reminding GSR of the standstill restrictions in the confidentiality agreement which IAMGold and GSR had entered into in September 2003 and indicating that IAMGold would seek appropriate remedies if GSR did not comply with those restrictions.

        On June 2, 2004, GSR announced that it had applied to the Court seeking a declaration that GSR would not be in breach of the standstill restrictions in its confidentiality agreement with IAMGold if GSR were to make a take-over bid to purchase IAMGold Shares, and seeking an order postponing the meeting of IAMGold Shareholders scheduled for June 8, 2004. Certain IAMGold Shareholders subsequently made a similar application for an order postponing the shareholders meeting. GSR's press release stated that if the Court granted the requested relief, GSR intended to make a formal take-over offer to IAMGold Shareholders notwithstanding that the GSR Proposal stated that a formal offer would be made only if the proposal was supported by IAMGold's directors and shareholders.

        Madame Justice Hoy of the Court heard the applications on June 7, 2004 and on June 8, 2004 declared that GSR was not prevented from making a take-over bid to purchase IAMGold Shares and ordered that the meeting of IAMGold Shareholders be adjourned until June 29, 2004. In its decision, the Court stated that its decision had been influenced by the fact that an independent committee of the Board was not put in place to assess the GSR Proposal and that IAMGold Shareholders might reasonably perceive that this affected the fairness of the Board's business judgment, and that procedurally it would have been preferable for the Board to have formed an independent committee to analyze the GSR Offer or to have excluded management from more of the Board's deliberations concerning the GSR Proposal. However, the Court found that the Board's consideration of the GSR Proposal was fair and reasonable in the circumstances, and the Court did not make any suggestion that the Board acted other than fairly, reasonably and in good faith.

        On June 8, 2004, following the Court decision, the meeting of IAMGold Shareholders was convened and then adjourned until June 29, 2004 without any formal business being conducted at the meeting.

        On June 23, IAMGold announced that it would adjourn the June 29, 2004 meeting of IAMGold Shareholders and reconvene the meeting on July 6, 2004.

The GSR Offer

        On June 10, 2004, GSR announced that it had filed the GSR Offer with securities regulators in Canada and the United States and was mailing the GSR Circular and related documents to IAMGold Shareholders.

        The GSR Circular states that GSR has filed a registration statement with the SEC to register the issuance of the GSR shares issuable under the GSR Offer, and that no GSR shares may be issued under the GSR Offer until the SEC has reviewed the registration statement and declared it to be effective. The GSR Circular also states that the GSR Offer is subject to numerous other conditions, including the right of GSR to complete confirmatory due diligence on IAMGold.

        On June 10, 2004, GSR sent a letter (the "GSR Letter") to IAMGold requesting that IAMGold consider, among other things: (i) providing certain non-public information of IAMGold to GSR; (ii) appointing an independent chairman for the IAMGold Ajourned Meeting; (iii) making the proxy deadline 5:00 p.m. (Toronto time) on the day immediately prior to the IAMGold Adjourned Meeting; and (iv) providing the most recently prepared list of non-objecting beneficial owners of IAMGold Shares.

        On June 11, 2004, Fasken Martineau DuMoulin LLP, counsel to GSR, sent a letter (the "Fasken Martineau Letter") to the Special Committee requesting that the Special Committee consider: (i) changing the record date for voting for the IAMGold Adjourned Meeting from April 28, 2004 to or on about June 8, 2004; (ii) making the proxy deadline a time which is as close as possible to the IAMGold Adjourned Meeting; and (iii) providing to GSR a list of registered IAMGold Shareholders of record as of April 28, 2004.

        On June 14, 2004, Borden Ladner Gervais LLP, counsel to certain IAMGold Shareholders, sent a letter (the "BLG Letter") to the Special Committee requesting that the Special Committee consider: (i) a change in the record date for voting for the IAMGold Adjourned Meeting; and (ii) making the proxy deadline a time immediately prior to the commencement of the IAMGold Adjourned Meeting.

        On June 15, 2004, GSR and certain IAMGold Shareholders brought a motion to be heard by the Court on June 24, 2004 seeking an order: (i) changing the record date for voting at the IAMGold Adjourned Meeting; and (ii) determining the proxy deadline for the IAMGold Adjourned Meeting.

        On June 24, 2004, the Court dismissed the motion to change the record date for the IAMGold Adjourned Meeting. The parties agreed to a proxy deadline of 5:00 p.m. (Toronto time) on the day immediately prior to the IAMGold Adjourned Meeting.

Consideration of the AXIOM Transaction by Wheaton Shareholders

        In connection with the AXIOM Transaction, Wheaton called a meeting of its shareholders to be held on June 8, 2004 at which the AXIOM Transaction and other matters would be considered and voted upon.

        On May 27, 2004 and again on June 3, 2004, Coeur d'Alene Mines Corporation ("CDE") made unsolicited proposals to Wheaton in which CDE proposed to make a take-over bid to purchase all of the Wheaton Shares in exchange for a combination of cash and CDE securities (the "CDE Proposals"). Press announcements made by GSR and CDE indicated that CDE was making the CDE Proposals with the concurrence of GSR.

        On May 31, 2004 and again on June 7, 2004, Wheaton announced that it had carefully reviewed the CDE Proposals with the assistance of its financial and legal advisers and that Wheaton would not pursue the CDE Proposals. Wheaton also confirmed its recommendation that its shareholders vote in favour of the AXIOM Transaction at the June 8, 2004 shareholders meeting.

        On June 8, 2004, Wheaton held its shareholders meeting and announced that more than 79% of the Wheaton shares represented at the meeting in person or by proxy had been voted in favour of the AXIOM Transaction.

        On June 11, 2004, in response to issues raised by a Wheaton shareholder who had not deposited proxies in time to be used at the Wheaton shareholders meeting held on June 8, 2004, Wheaton announced that it had sought and obtained an order from the Court permitting Wheaton shareholders to vote again on the AXIOM Transaction at a meeting to be held on July 6, 2004. The announcement stated that Wheaton continues to believe that the AXIOM Transaction is the best available option for Wheaton shareholders.

ACTIONS OF THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE
IN RESPONSE TO THE GSR OFFER

        The Board of Directors met on June 9, 2004 to determine an appropriate course of action in light of the Court's decision on June 8, 2004 and the anticipated GSR Offer.

Appointment of the Special Committee

        At a meeting on June 9, 2004, the Board of Directors decided that it would be appropriate to formally appoint a special committee (the "Special Committee") of directors who are independent of IAMGold management.

        The Board of Directors appointed John A. Boultbee, Derek Bullock, Donald K. Charter and Robert A. Quartermain as members of the Special Committee. However, due to other business commitments, Mr. Boultbee subsequently withdrew from the Special Committee. The Special Committee considered with its legal advisers the background of each member, including business and personal relationships with IAMGold, Wheaton, GSR, CDE, and their respective management teams and significant shareholders (the "Parties"), and concluded that each member (including his affiliates and associates) was independent from each of the Parties for the Special Committee's purposes. The Special Committee also determined that, given the extensive technical and business backgrounds of its members, it had sufficient expertise to carry out its mandate. The Special Committee appointed Donald K. Charter as Chairman of the Special Committee.

        The Special Committee's appointment and mandate was publicly announced on June 11, 2004 and the mandate was formalized on June 21, 2004. The mandate of the Special Committee was to:

  (a)
  review the GSR Offer (as the same may be varied or modified from time to time) and consider the AXIOM Transaction in light of the GSR Offer;

  (b)
  recommend to the Board of Directors how it should fulfill its responsibilities to the IAMGold Shareholders, including whether the Board of Directors should recommend that IAMGold Shareholders accept or reject the GSR Offer; and

  (c)
  recommend to the Board of Directors any steps or proceedings it should consider in light of the foregoing.

In fulfilling its mandate, the Special Committee was authorized to:

  (a)
  retain independent legal counsel to advise the Special Committee;

  (b)
  retain an independent investment financial adviser to advise the Special Committee;

  (c)
  report to the Board of Directors; and

  (d)
  take such other actions as the Special Committee considered necessary or appropriate in order to carry out its mandate.

        The Special Committee was empowered to establish rules and procedures relating to the conduct of its business.

        Special Committee members were each paid a stipend of $15,000 in addition to the fee of $2,500 per meeting already provided for as part of their compensation arrangements as Board members.

Selection of Legal, Financial and Technical Advisers

        On June 9, 2004, the Special Committee retained Ogilvy Renault as its independent legal advisers.

        On June 12, 2004, the Special Committee retained RBC as its financial adviser to provide advice and assistance in evaluating the GSR Offer, to compare the GSR Offer to the AXIOM Transaction, and to provide the Fairness Opinions.

        The Special Committee also retained a metallurgical consultant and a mining consultant to review public and non-public metallurgical and mining and reserve/resource information in connection with the GSR Offer.

        The Special Committee was satisfied that each of its advisers was independent of the Parties for the Special Committee's purposes.

Actions of Special Committee

        The Special Committee met on nine occasions.

        On June 12, 2004, the Special Committee met to discuss the results of a meeting with management of IAMGold that certain committee members participated in regarding the level of technical due diligence that had been undertaken previously by IAMGold in the fall of 2003 during discussions regarding a possible business combination with GSR and again in connection with the GSR Proposal. The Special Committee agreed that a further review should be undertaken to update the technical data, being mindful of IAMGold's non-solicitation obligation to Wheaton under the AXIOM Transaction Agreement. In order to assist the Special Committee in analyzing this technical data, the Special Committee retained metallurgical and mining consultants. At the meeting, the Special Committee also considered the matters raised in the Fasken Martineau Letter and, upon consultation with their legal advisers, the Special Committee deferred their decisions with respect to these matters until they and counsel had further time to consider the matters in more detail.

        On June 14, 2004, the Special Committee met with RBC to discuss the status of its review of the GSR Offer. The Special Committee asked RBC at the meeting to consider whether they required access to additional non-public information in order to properly perform their review of the GSR Offer. Given the information available to RBC from IAMGold's discussions with GSR in the fall of 2003, and given the recent GSR technical report filed on the public record, RBC suggested deferring such a determination.

        At the June 14, 2004 meeting, the Special Committee further considered the requests in the GSR Letter, the Fasken Martineau Letter and the BLG Letter with its legal advisers.

        On June 16, 2004, the Special Committee met with RBC to discuss the status of its review of the GSR Offer. The Special Committee and RBC discussed a proposal made by GSR to make a presentation to RBC regarding the GSR Offer. The Special Committee and RBC agreed that such a presentation would assist RBC in obtaining current information about GSR and the GSR Offer. Given certain obligations of IAMGold under the AXIOM Transaction Agreement, a protocol was established to ensure compliance with the agreement without limiting the information RBC could access.

        On June 16, 2004, the Special Committee recommended to the Board of Directors that lists of beneficial and registered shareholders of record as of April 28, 2004 be provided to GSR. Those shareholders' lists were provided to GSR's counsel on June 17, 2004.

        On June 17, 2004, the Special Committee and representatives of RBC met with the independent mining and metallurgical consultants to receive their presentations and reports relating to their reviews of the GSR technical data.

        On June 18, 2004, RBC met with management of GSR to receive their presentation regarding the GSR Offer. Later that day, GSR's financial advisers provided RBC with an updated financial model concerning the GSR Offer on the condition that such model not be provided to IAMGold, its directors or management, but that RBC could share any of its summaries or any of the numbers from the model with IAMGold, its directors and management.

        On June 18, 2004, the Special Committee again discussed with its legal counsel the various requests raised in the BLG Letter, the Fasken Martineau Letter and the GSR Letter, including: (i) changing the record date for the IAMGold Adjourned Meeting; (ii) determining the deadline for the receipt of proxies with respect to the IAMGold Adjourned Meeting; (iii) requesting an independent chairman for the IAMGold Adjourned Meeting; and (iv) GSR's request for certain non-public information regarding IAMGold. The Special Committee also considered whether, in the circumstances, the meeting date to consider the AXIOM Transaction should be delayed. Upon consultation with its legal counsel, the Special Committee decided to recommend to the Board of Directors at a June 21, 2004 Board meeting that: (i) the record date for the IAMGold Adjourned Meeting not be changed; (ii) the proxy deadline be set for 5:00 p.m. (Toronto time) on the day immediately prior to the IAMGold Adjourned Meeting to ensure a reasonable, balanced and efficient meeting; (iii) given there was no reason to question the ability of the chairman of the meeting determined under IAMGold's by-laws to conduct the meeting fairly and appropriately, there is no requirement for an independent chairman for the IAMGold Adjourned Meeting; and (iv) given certain obligations of IAMGold under the AXIOM Transaction Agreement, IAMGold not provide to GSR non-public information of IAMGold. The Board of Directors adopted the recommendations made by the Special Committee at its June 22, 2004 Board meeting.

        On June 21, 2004, the Special Committee met with RBC to receive its presentation and the Fairness Opinions.

        On June 21 and 22, 2004, respectively, counsel to the Special Committee responded to the BLG Letter and the Chairman of the Special Committee responded to the GSR Letter.

        On June 22, 2004, at the invitation of the Special Committee, RBC presented its report to the Board of Directors. The Board also received reports from National Bank Financial Inc., financial adviser to IAMGold, and IAMGold management. The Special Committee then presented its report and recommendations on the GSR Offer and the AXIOM Transaction as well as its recommendations on related procedural matters. All of the recommendations were adopted and approved by the Board (with Messrs. Pugliese, Conway, Naik and Bogden abstaining from voting but concurring with the vote).

Fairness Opinions of RBC

        The complete texts of the Fairness Opinions, which set forth the assumptions made, matters considered and limitations on the review undertaken in connection with the opinions, are included in Schedule A to this Directors' Circular. The Fairness Opinions address only the fairness of the consideration offered under the GSR Offer and the AXIOM Transaction from a financial point of view and are not and should not be construed as valuations of IAMGold, Wheaton or GSR or any of their respective assets or securities or recommendations to any IAMGold Shareholder as to whether to tender IAMGold Shares to the GSR Offer or whether to vote in favour of the AXIOM Transaction. IAMGold Shareholders are urged to, and should, read the Fairness Opinions in their entirety.

        Neither RBC nor any of its affiliates is an insider, associate or affiliate (as such terms are defined in the Securities Act (Ontario)) of IAMGold, Wheaton or GSR or any of their respective associates or affiliates.

        RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of IAMGold, Wheaton and GSR or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. In addition, as an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to IAMGold, Wheaton, GSR, the AXIOM Transaction or the GSR Offer.

        RBC was entitled to be paid a fee upon delivery of the Fairness Opinions to the Board of Directors.

        In connection with rendering its Fairness Opinions, RBC reviewed and relied upon, or carried out, among other things, the following: (i) the audited, consolidated financial statements of IAMGold, Wheaton and GSR for each of the five years ended December 31, 2003; (ii) the annual reports of IAMGold, Wheaton and GSR for the each of the two years ended December 31, 2003; (iii) annual information forms of IAMGold and Wheaton for each of the two years ended December 31, 2003; (iv) public information relating to the business, operations, financial performance and stock trading history of IAMGold, Wheaton and GSR and other selected public companies considered by RBC to be relevant; (v) the letter agreement dated March 30, 2004 between IAMGold and Wheaton, as amended; (vi) the AXIOM Transaction Agreement; (vii) discussions with senior management of IAMGold, Wheaton and GSR; (viii) the GSR Circular; (ix) technical reports and feasibility studies regarding certain of GSR's assets; (x) a draft of this Directors' Circular; (xi) public information with respect to other transactions of a comparable nature considered by RBC to be relevant; (xii) representations contained in certificates addressed to RBC from senior officers of IAMGold as to the completeness and accuracy of the information upon which the Fairness Opinions are based; and (xiii) such other information, investigations and analyses as RBC considered appropriate in the circumstances.

        The Fairness Opinions state that RBC has not, to the best of its knowledge, been denied access by IAMGold or Wheaton to any information requested by RBC. As the auditors of IAMGold and Wheaton declined to permit RBC to rely upon information provided by them as a part of any due diligence review, RBC did not meet with the auditors and has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statements of IAMGold and Wheaton and the reports of the auditors thereon.

        The Fairness Opinions state that RBC has relied upon the completeness, accuracy and fair presentation of all of the information (financial or otherwise), data, documents, opinions, appraisals, valuations or other information and materials of whatsoever nature or kind respecting IAMGold, its subsidiaries, the AXIOM Transaction and the GSR Offer (collectively the "Information") obtained by it from public sources, senior management of IAMGold, Wheaton or GSR, as the case may be, and their consultants and advisers. The Fairness Opinions are conditional upon such completeness, accuracy and fair presentation of the Information. Subject to the exercise of professional judgment and except as expressly described in the Fairness Opinions, RBC did not attempt to verify independently the completeness, accuracy, or fair presentation of any such Information. RBC also assumed that all of the conditions required to implement the AXIOM Transaction or the GSR Offer, as applicable, will be met and that the disclosure provided and the public disclosure records of IAMGold, Wheaton, GSR and their respective subsidiaries and affiliates are accurate in all material respects.

        Senior officers of IAMGold have represented to RBC, among other things, that (i) the Information with respect to IAMGold, the AXIOM Transaction or the GSR Offer provided orally by, or in the presence of, an officer or employee of IAMGold or in writing by IAMGold or any of its subsidiaries (as such term is defined in the Securities Act (Ontario)) or their respective agents to RBC for the purpose of preparing the Fairness Opinions was, at the date such Information was provided to RBC by IAMGold and as at the date of each of the Fairness Opinions, complete, true and correct in all material respects, and did not contain any untrue statement of a material fact in respect of IAMGold, its subsidiaries, the AXIOM Transaction or the GSR Offer and did not omit to state a material fact in respect of IAMGold, its subsidiaries, the AXIOM Transaction or the GSR Offer necessary to make such Information or any statement contained therein not misleading in light of the circumstances under which such Information was provided or any statement was made, and (ii) since the dates on which such Information was provided to RBC by IAMGold, except as publicly disclosed or as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of IAMGold or any of its subsidiaries and no material change has occurred in such Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinions. Senior officers of Wheaton made similar representations to RBC in respect of Wheaton.

        The Fairness Opinions were rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date thereof and the condition and prospects, financial and otherwise, of IAMGold, Wheaton and GSR and their respective subsidiaries and affiliates, as they were reflected in the Information and as they were represented to RBC in discussions with management of IAMGold, Wheaton and GSR. In its analyses and in preparing the Fairness Opinions, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the AXIOM Transaction or the GSR Offer.

DIRECTORS AND SENIOR OFFICERS OF IAMGOLD
AND OWNERSHIP OF SECURITIES

        The following table sets forth the names and positions with IAMGold of each director and senior officer of IAMGold and the number, designation and percentage of outstanding securities beneficially owned, directly or indirectly, or over which control or direction is exercised by each such person and, where known after reasonable enquiry, by their respective associates. No securities of IAMGold are beneficially owned, directly or indirectly, or controlled by any person or company acting jointly or in concert with IAMGold.

		Securities of IAMGold Beneficially Owned Directly or Indirectly(1)
Name	Position with IAMGold	IAMGold Shares(2)	Options to Acquire IAMGold Shares		Percentage of Options Outstanding
William D. Pugliese	Director, Chairman of the Board	10,587,529	470,000		7.86%
Joseph F. Conway	Director, President and Chief Executive Officer	139,440	796,000	(3)	13.32%
Gordon J. Bogden	Director	—	90,000		1.51%
John A. Boultbee	Director	5,000	90,000		1.51%
Derek Bullock	Director	18,382	90,000		1.51%
Donald K. Charter	Director	2,800	138,000		2.31%
Mahendra Naik	Director	251,909	490,000		8.20%
Robert A. Quartermain	Director	70,000	134,000		2.24%
Grant A. Edey	Chief Financial Officer	4,480	275,000	(3)	4.60%
Larry E. Phillips	Vice President, Corporate Affairs and Corporate Secretary	11,600	605,733	(3)	10.13%
Paul B. Olmsted	Vice President, Corporate Development	27,416	281,000	(3)	4.71%
Dennis Jones	Vice President, Exploration	19,895	355,000		5.94%
Thomas R. Atkins	Vice President, Investor Relations	—	120,000		2.00%

(1)
The information as to IAMGold Shares beneficially owned, directly or indirectly, or over which control or direction is exercised, not being within the knowledge of IAMGold, has been furnished by the respective directors and senior officers.

(2)
The number of IAMGold Shares indicated in the column represents, in each case, less than 1% of the outstanding IAMGold Shares, other than the 10,587,529 IAMGold Shares owned or controlled by Mr. Pugliese, which represent approximately 7.3% of the outstanding IAMGold Shares.

(3)
Does not include IAMGold Shares to be issued in the future pursuant to restricted share awards under the share bonus plan comprising part of the share incentive plan of IAMGold.

PRINCIPAL SHAREHOLDERS OF IAMGOLD

        As of the date hereof, to the knowledge of the directors and senior officers of IAMGold, after reasonable inquiry, no person or company beneficially owns or exercises control or direction over more than 10% of the outstanding IAMGold Shares.

INTENTION WITH RESPECT TO THE GSR OFFER

        Each of the directors and senior officers of IAMGold has indicated that he has not, and does not intend to, accept the GSR Offer. To the knowledge of the directors and senior officers of IAMGold, after reasonable enquiry, none of their associates who owns IAMGold Shares has accepted or indicated an intention to accept the GSR Offer.

TRADING IN SECURITIES OF IAMGOLD

        During the six months preceding the date hereof, none of IAMGold, the directors and senior officers of IAMGold nor, to the knowledge of the directors and senior officers of IAMGold after reasonable enquiry, any of their respective associates has traded any securities or rights to acquire securities of IAMGold, other than as indicated below.

Name	Nature of Trade	Date of Trade	Number of IAMGold Shares	Price per IAMGold Share
				(Cdn$)
Joseph F. Conway	Sale of IAMGold Shares acquired upon the exercise of options	Jan. 20, 2004	100,000	$9.02
Grant A. Edey	Sale of IAMGold Shares acquired upon the exercise of options	Jan. 27, 2004	18,667	$8.95
Paul B. Olmsted	Sale of IAMGold Shares acquired upon the exercise of options	Feb. 3, 2004	30,000	$9.12

ISSUANCES OF SECURITIES OF IAMGOLD

        No IAMGold Shares or securities convertible into IAMGold Shares have been issued to the directors or senior officers of IAMGold during the two years preceding the date hereof, other than as indicated below.

Issuances of IAMGold Shares

Name	Nature of Issue	Date of Issue	Number of IAMGold Shares Issued	Price per IAMGold Share
				(Cdn$)
William D. Pugliese	Option exercise	Dec. 12, 2002	200,000		$3.20
Joseph F. Conway	Option exercise	Jan. 26, 2003 Sep. 5, 2003 Jan. 20, 2004	80,000 80,000 20,000 40,000 40,000	$ $ $ $ $	2.28 2.63 2.63 3.81 7.60
John A. Boultbee	Option exercise	Dec. 3, 2003	75,000		$5.75
Derek Bullock	Option exercise	Jan. 27, 2003 Jul. 8, 2003 Aug. 25, 2003 Aug. 27, 2003 Aug. 29, 2003 Sep. 5, 2003 Sep. 25, 2003 Nov. 26, 2003	10,000 10,000 20,000 3,000 27,000 10,000 10,000 10,000	$ $ $ $ $ $ $ $	5.75 5.75 5.75 5.75 5.75 5.75 5.75 5.75
Donald K. Charter	Option exercise	Jun. 23, 2003	40,000		$1.25
Mahendra Naik	Option exercise	Dec. 12, 2002	200,000		$3.20
Robert A. Quartermain	Option exercise	Jan. 27, 2003 Aug. 25, 2003 Aug. 26, 2003 Aug. 27, 2003 Sep. 10, 2003 Nov. 18, 2003	10,000 10,000 10,000 10,000 10,000 10,000	$ $ $ $ $ $	1.25 1.25 1.25 1.25 1.25 1.25
Larry E. Phillips	Option exercise	Apr. 17, 2003 Jul. 3, 2003 Dec. 2, 2003	25,000 31,667 7,600	$ $ $	3.90 3.90 5.75
Grant A. Edey	Option exercise	Jan. 24, 2003 Aug. 26, 2003 Jan. 26, 2004	120,000 18,666 18,667	$ $ $	2.56 1.28 1.28
Paul B. Olmsted	Option exercise	Jan. 28, 2003 Sep. 5, 2003 Feb. 3, 2004	30,000 34,000 30,000	$ $ $	1.25 1.25 1.28
Dennis Jones	Option exercise	Jan. 24, 2003 Jan. 24, 2003	90,000 50,000	$ $	3.90 5.75

Grants of Options to Acquire IAMGold Shares

Grantee	Number of Options Granted	Date of Grant	Exercise Price		Expiry Date
(Cdn$)
William D. Pugliese	20,000 50,000	Dec. 19, 2002 Jan. 7, 2003	$ $	7.35 7.60	Dec. 18, 2012 Jan. 6, 2008
Joseph F. Conway	300,000 100,000	Jan. 7, 2003 Mar. 9, 2004	$ $	7.60 9.02	Jan. 6, 2008 Mar. 8, 2009
Gordon J. Bogden	20,000 50,000	Dec. 19, 2002 Jan. 7, 2003	$ $	7.35 7.60	Dec. 18, 2012 Jan. 6, 2008
John A. Boultbee	20,000 50,000	Dec. 19, 2002 Jan. 7, 2003	$ $	7.35 7.60	Dec. 18, 2012 Jan. 6, 2008
Derek Bullock	20,000 50,000	Dec. 19, 2002 Jan. 7, 2003	$ $	7.35 7.60	Dec. 18, 2012 Jan. 6, 2008
Donald K. Charter	50,000	Jan. 7, 2003		$7.60	Jan. 6, 2008
Mahendra Naik	20,000 50,000	Dec. 19, 2002 Jan. 7, 2003	$ $	7.35 7.60	Dec. 18, 2012 Jan. 6, 2008
Robert A. Quartermain	50,000	Jan. 7, 2003		$7.60	Jan. 6, 2008
Larry E. Phillips	50,000 75,000	Dec. 19, 2002 Mar. 9, 2004	$ $	7.35 9.02	Dec. 18, 2012 Mar. 8, 2009
Grant A. Edey	75,000	Mar. 9, 2004		$9.02	Mar. 8, 2009
Paul B. Olmsted	100,000 75,000	Jan. 7, 2003 Mar. 9, 2004	$ $	7.60 9.02	Jan. 6, 2008 Mar. 8, 2009
Dennis Jones	50,000 75,000	Dec. 19, 2002 Mar. 9, 2004	$ $	7.35 9.02	Dec. 18, 2012 Mar. 8, 2009
Thomas R. Atkins	80,000 40,000	Aug. 19, 2003 Mar. 9, 2004	$ $	7.65 9.02	Aug. 18, 2008 Mar. 8, 2009

OWNERSHIP OF SECURITIES OF GSR

        None of IAMGold, the directors and senior officers of IAMGold and, to the knowledge of the directors and senior officers of IAMGold after reasonable enquiry, none of their respective associates beneficially owns, directly or indirectly, or exercises control or direction over, any securities of GSR.

RELATIONSHIP BETWEEN GSR AND DIRECTORS,
SENIOR OFFICERS AND SHAREHOLDERS OF IAMGOLD

        No contracts, arrangements or agreements (including any contracts, arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors or senior officers of IAMGold remaining or retiring from office if the GSR Offer is successful) have been made or proposed to be made between GSR and any of the directors or senior officers of IAMGold. None of the directors or senior officers of IAMGold is a director or officer of GSR or any subsidiary of GSR. None of the directors and senior officers of IAMGold and, to the knowledge of the directors and officers of IAMGold after reasonable enquiry, none of their respective associates, has any interest in any material contract to which GSR is a party.

        To the knowledge of the directors and senior officers of IAMGold, no special contract, arrangement or understanding, formal or informal, has been made or proposed to be made between GSR and any IAMGold Shareholder with respect to the GSR Offer.

AGREEMENTS BETWEEN IAMGOLD AND ITS
DIRECTORS AND SENIOR OFFICERS

        Except as set forth below, no arrangements or agreements (including any arrangements or agreements as to any payments or other benefits to be made or given by way of compensation for loss of office or as to the directors or senior officers of IAMGold remaining in or retiring from office if the GSR Offer is successful) have been made or proposed to be made between IAMGold and any of its directors or senior officers.

        IAMGold has entered into substantially similar employment and management agreements (the "Management Agreements") with Messrs. Pugliese, Conway, Edey, Phillips, Olmsted and Jones (collectively the "Key Executives"). Under the Management Agreements, for the 2004 financial year of IAMGold the base annual salary for Mr. Conway has been fixed at Cdn$500,000, for Mr. Edey has been fixed at Cdn$275,000, for Mr. Phillips has been fixed at Cdn$250,000, for Messrs. Jones and Olmsted has been fixed at Cdn$230,000 and for Mr. Pugliese has been fixed at Cdn$200,000. The Management Agreements contain provisions protecting IAMGold with respect to non-competition, non-solicitation, confidential information and ownership of ideas and inventions and contain provisions with respect to termination on death and disability as well as termination by IAMGold other than for cause (in which case remuneration equal to their base salary is paid to Mr. Pugliese for 12 months, and to Messrs. Conway, Edey, Phillips, Jones and Olmsted for 24 months, following such termination and, in all cases, any outstanding stock options become fully exercisable).

        The Management Agreements also contain "change of control" provisions. These provisions provide that, under certain specified circumstances, a change in control of IAMGold is deemed to constitute termination of the applicable Key Executive by IAMGold other than for cause, unless waived by the Key Executive. The GSR Offer, if consummated, would constitute a change in control within the meaning of each of the Management Agreements. The completion of the AXIOM Transaction would not constitute a change in control within the meaning of any of the Management Agreements.

MATERIAL CHANGES IN THE AFFAIRS OF IAMGOLD

        Except as otherwise described or referred to in this Directors' Circular, no other information is known to the directors or senior officers of IAMGold that indicates any material change in the affairs or prospects of IAMGold since March 31, 2004.

OTHER INFORMATION

        Except as disclosed in this Directors' Circular, there is no information that is known to the directors and officers of IAMGold that would reasonably be expected to affect the decision of the holders of IAMGold Shares (or securities convertible into IAMGold Shares) to accept or reject the GSR Offer.

STATUTORY RIGHTS

        Securities legislation in certain of the provinces and territories of Canada provides holders of IAMGold Shares with, in addition to any other rights they may have at law, rights of rescission or to damages, or both, if there is a misrepresentation in a circular or a notice that is required to be delivered to the holders of IAMGold Shares. However, such rights must be exercised within prescribed time limits. Holders of IAMGold Shares should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

APPROVAL OF THE DIRECTORS' CIRCULAR

        The contents of this Directors' Circular have been approved by the directors of IAMGold and the delivery of this Directors' Circular has been authorized by the directors of IAMGold.

GLOSSARY

Whenever used in this Directors' Circular, the following words and terms have the meanings set out below.

"AMEX" means the American Stock Exchange, Inc.

"associate" has the meaning ascribed thereto in the Securities Act (Ontario).

"AXIOM" means IAMGold following completion of the AXIOM Transaction, which is expected to change its name to "Axiom Gold Corporation" or such other name as the directors of IAMGold may determine.

"AXIOM Transaction" means the business combination of IAMGold and Wheaton by way of a plan of arrangement under the provisions of the Business Corporations Act (Ontario) pursuant to which, among other things, a wholly-owned subsidiary of IAMGold will amalgamate with Wheaton and the holders of Wheaton Shares will receive, in exchange therefor, 0.55 of an IAMGold Share for each Wheaton Share.

"AXIOM Transaction Agreement" means the definitive agreement between IAMGold and Wheaton dated April 23, 2004, as amended and restated on April 29, 2004, relating to the AXIOM Transaction.

"Board" or "Board of Directors" means the board of directors of IAMGold.

"CBCA" means the Canada Business Corporations Act.

"Court" means the Ontario Superior Court of Justice.

"Fairness Opinions" means the fairness opinion dated June 23, 2004 of RBC relating to the GSR Offer and the updated fairness opinion dated June 23, 2004 of RBC relating to the AXIOM Transaction, a copy of each of which is set out in schedule A to this Directors' Circular.

"GSR" means Golden Star Resources Ltd., a corporation incorporated under the CBCA.

"GSR Circular" means the offer and accompanying take-over bid circular dated June 9, 2004 of GSR relating to the GSR Offer.

"GSR Offer" means the offer made by GSR to purchase all of the outstanding IAMGold Shares on the basis of 1.15 GSR Shares for each IAMGold Share, upon and subject to the terms and conditions set out in the GSR Circular.

"GSR shares" means the common shares which GSR is authorized to issue.

"IAMGold" means IAMGold Corporation, a corporation incorporated under the CBCA.

"IAMGold Adjourned Meeting" means the meeting of IAMGold Shareholders to approve the AXIOM Transaction which was convened on June 8, 2004, originally adjourned to June 29, 2004 and to be further adjourned to July 6, 2004.

"IAMGold Shareholders" means the holders of IAMGold Shares.

"IAMGold Shares" means the common shares which IAMGold is authorized to issue.

"Joint Circular" means the joint management information circular dated April 30, 2004 of IAMGold and Wheaton relating to, among other matters, the AXIOM Transaction.

"RBC" means RBC Dominion Securities Inc., a member company of RBC Capital Markets.

"SEC" means the United States Securities and Exchange Commission.

"TSX" means the Toronto Stock Exchange.

"Wheaton" means Wheaton River Minerals Ltd., a corporation incorporated under the Business Corporations Act (Ontario).

"Wheaton Shares" means common shares which Wheaton is authorized to issue.

CONSENT OF RBC DOMINION SECURITIES INC.

June 24, 2004

The Board of Directors
IAMGold Corporation
5th Floor
220 Bay Street
Toronto, Ontario
M5J 2W4

To the Directors of IAMGold Corporation:

        Attached are our opinions letters dated June 23, 2004 with respect to, among other things, the consideration proposed to be paid to holders of common shares, including common shares which may become outstanding on the exercise of stock options (collectively the "IAMGold Shares"), of IAMGold Corporation ("IAMGold") pursuant to the offer dated June 9, 2004 (the "GSR Offer") made by Golden Star Resources Ltd. ("GSR") to purchase all of the issued and outstanding IAMGold Shares and the consideration proposed to be paid to holders of common shares and warrants to purchase common shares, including common shares which may become outstanding on the exercise of stock options, of Wheaton River Minerals Ltd. ("Wheaton") pursuant to the business combination transaction involving IAMGold and Wheaton contemplated by the joint management information circular dated April 30, 2004 of IAMGold and Wheaton.

        The foregoing opinion letters are provided for the information and assistance of the Board of Directors of IAMGold in connection with its consideration of the transactions contemplated therein and are not to be used, circulated, quoted or otherwise referred to for any other purpose, nor are they to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement or any other document, except in accordance with our prior written consent. We understand that you have determined to include our opinions in the directors' circular of IAMGold dated June 24, 2004 (the "Directors' Circular").

        In that regard, we hereby consent to the reference to the opinions of our firm in the Directors' Circular and the accompanying letter of IAMGold and to the inclusion of the foregoing opinions in the Directors' Circular. In providing such consent, except as may be required by securities laws, we do not intend that any person other than the Board of Directors rely upon such opinions.

Yours very truly,

RBC DOMINION SECURITIES INC.

CERTIFICATE

DATED: June 24, 2004

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made. The foregoing does not contain any misrepresentation likely to affect the value or the market price of the securities subject to the GSR Offer within the meaning of the Securities Act (Québec).

On behalf of the Board of Directors

WILLIAM D. PUGLIESE Director	JOSEPH F. CONWAY Director

SCHEDULE A

FAIRNESS OPINIONS OF RBC DOMINION SECURITIES INC.

June 23, 2004

The Special Committee of the Board of Directors of
IAMGold Corporation and
The Board of Directors of IAMGold Corporation
220 Bay Street, 5th Flr.
Toronto, ON
M5J 2W4

To the Special Committee and the Board of Directors:

        RBC Dominion Securities Inc. ("RBC"), a member company of RBC Capital Markets, understands that Golden Star Resources Limited (the "Offeror") has made an offer (the "Offer") to purchase all of the outstanding common shares (the "IAMGold Shares") of IAMGold Corporation ("IAMGold" or the "Company") for consideration consisting of 1.15 common shares of the Offeror ("Golden Star Shares") per IAMGold Share. The terms of the Offer are more fully described in a take-over bid circular dated June 9, 2004 (the "Offer Circular"), which has been mailed to the holders of IAMGold Shares (the "IAMGold Shareholders") in connection with the Offer.

        RBC also understands that on March 30, 2004 IAMGold and Wheaton River Minerals Ltd. ("Wheaton") announced a proposed transaction whereby the Company would acquire all of the common shares of Wheaton ("Wheaton Shares") by way of a plan of arrangement (the "Arrangement"). RBC understands that the terms of the Arrangement provide that the holders of Wheaton Shares ("Wheaton Shareholders") will receive 0.55 IAMGold Shares for each Wheaton Share held and holders of warrants, options and other rights to acquire Wheaton Shares will be entitled to receive 0.55 of an IAMGold Share for each Wheaton Share which they were previously entitled to acquire. The terms of the Arrangement are more fully described in a joint management information circular (the "Arrangement Circular") dated April 30, 2004, which has been mailed to IAMGold Shareholders and Wheaton Shareholders in connection with the Arrangement.

        RBC further understands that a committee (the "Special Committee") of the board of directors (the "Board") of the Company has been constituted to consider the Offer and to consider the Arrangement in relation to Offer and make recommendations thereon to the Board. The Special Committee has retained RBC to provide advice and assistance to the Special Committee in evaluating the Offer and the Arrangement in relation to the Offer, including the preparation and delivery to the Special Committee and the Board of RBC's opinion as to the fairness of the consideration under the Offer from a financial point of view to the IAMGold Shareholders (the "Fairness Opinion") and RBC's opinion as to the fairness of the consideration under the Arrangement from a financial point of view to the Company (the "Wheaton Fairness Opinion"). RBC has not prepared a valuation of the Company, the Offeror, Wheaton or any of their respective securities or assets and the Fairness Opinion and the Wheaton Fairness Opinion should not be construed as such.

Engagement

        RBC was originally engaged by the Board pursuant to an agreement between the Company and RBC dated March 22, 2004 in respect of the Arrangement and, on April 28, 2004, RBC delivered to the Board RBC's opinion that the consideration under the Arrangement was fair from a financial point of view to the Company.

RBC was engaged by the Special Committee pursuant to an agreement between the Company and RBC (the "Engagement Agreement") dated June 14, 2004. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services under the Engagement Agreement. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the directors' circular to be mailed to IAMGold Shareholders (the "Directors' Circular") and in an information supplement to be mailed to IAMGold Shareholders in connection with the Arrangement and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province and territory of Canada and in the United States. Pursuant to the Engagement Agreement, RBC has also delivered to the Special Committee and the Board, as of the date hereof, RBC's opinion that the consideration under the Arrangement is fair from a financial point of view to the Company.

        RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, the Offeror, Wheaton or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, the Offeror, Wheaton, the Offer or the Arrangement.

Credentials of RBC Capital Markets

        RBC is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

        In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

  1.
  the Offer Circular;

  2.
  the most recent draft of the Directors Circular dated June 21, 2004 (the "Draft Directors Circular");

  3.
  the letter agreement between the Company and Wheaton dated March 30, 2004, as amended;

  4.
  the Amended and Restated Arrangement Agreement among IAMGold and 2045230 Ontario Inc. and Wheaton dated April 23, 2004;

  5.
  the Arrangement Circular;

  6.
  audited consolidated financial statements of the Company and the Offeror for each of the five years ended December 31, 2003;

  7.
  annual reports of the Company and the Offeror for each of the two years ended December 31, 2003;

  8.
  annual reports on form 10-K of the Offeror for each of the two years ended December 31, 2003;

  9.
  the Notice of Annual Meeting of Shareholders and Management Information Circulars of the Company for each of the two years ended December 31, 2002;

  10.
  the Notice of Annual and Special Meeting of Shareholders and Management Information Circulars of the Offeror for each of the two years ended December 31, 2003;

  11.
  annual information forms of the Company for each of the two years ended December 31, 2003;

  12.
  historical segmented financial statements of the Company by mining operation for each of the two years ended December 31, 2003;

  13.
  internal life of mine management budgets and operator plans of the Company segmented by mining operations;

  14.
  the audited reserve and resource estimates of the Company and the Offeror as at December 31, 2003;

  15.
  the Technical Report for the Estimation of Mineral Resources and Reserves at Bogoso/Prestea Gold Mine, Ghana, dated June 2004, prepared by SRK Consulting;

  16.
  the Technical Report for the First Disclosure of a Mineral Reserves Estimate for a Material Property Wassa Mine, South West Ghana, dated August 1, 2003, prepared by David Alexander C.Eng, Bogoso Gold Limited;

  17.
  a report, dated May 1999, regarding the Western Areas Limited Prestea Gold Project Feasibility Study For Open Pit Mine Phase 1 Study, prepared by SRK Consulting;

  18.
  Wexford Goldfields Limited, Wassa Project, Bankable Feasibility Study, dated June 2003, prepared by Mettalurical Design and Management (PTY) Ltd.;

  19.
  Feasibility Study on the mining and processing of sulphide ores, Bogoso and Prestea mining concessions, dated May 2001, prepared by SRK Consulting;

  20.
  a draft dated June 17, 2004, of a report reviewing the Bogoso sulphide project prepared by J.R. Goode and Associates;

  21.
  a draft dated June 17, 2004, of a report reviewing the Bogoso and Prestea mining reserve prepared by Joseph Spiteri, P.Geo. — Geological and Mining Consultant;

  22.
  a draft dated June 17, 2004, of a report reviewing the Wassa mining reserve prepared by Joseph Spiteri, P.Geo. — Geological and Mining Consultant;

  23.
  discussions with senior management of the Company and the Offeror;

  24.
  discussions with legal counsel to the Special Committee;

  25.
  public information relating to the business, operations, financial performance and stock trading history of the Company, the Offeror and other selected public companies considered by us to be relevant;

  26.
  public information with respect to other transactions of a comparable nature considered by us to be relevant;

  27.
  public information regarding the mining and metals industry;

  28.
  representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

  29.
  such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

        RBC has not, to the best of its knowledge, been denied access by the Company to any information requested by RBC. As the auditors of the Company declined to permit RBC to rely upon information provided by them as a part of any due diligence review, RBC did not meet with the auditors and has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statements of the Company and the reports of the auditors thereon.

Assumptions and Limitations

        With the Special Committee's approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the information (financial or otherwise), data, documents, opinions, appraisals, valuations or other information and materials of whatsoever nature or kind respecting the Company, its subsidiaries, the Offer and the Arrangement (collectively, the "Information") obtained by it from public sources, senior management of the Company or the Offeror, as the case may be, and their consultants and advisers. The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of such Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

        Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries (as such term is defined in the Securities Act (Ontario)) or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date such Information was provided to RBC by the Company, and is at the date hereof complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries, the Offer or the Arrangement and did not and does not omit to state a material fact in respect of the Company, its subsidiaries, the Offer or the Arrangement necessary to make such Information or any statement therein not misleading in light of the circumstances under which such Information was provided or any statement was made; and that (ii) since the dates on which such Information was provided to RBC by the Company, except as publicly disclosed or as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in such Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

        In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Offer will be met and that the disclosure provided or incorporated by reference in the Circular and Draft Directors' Circular with respect to the Company, the Offeror and their respective subsidiaries and affiliates and the Offer is accurate in all material respects.

        The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, the Offeror and their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company and the Offeror. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Offer.

        The Fairness Opinion has been provided for the use of the Special Committee and the Board and may not be used by any other person or relied upon by any other person other than the Special Committee and the Board without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

        RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any IAMGold Shareholder as to whether to tender their IAMGold Shares to the Offer or to vote in favour of the Arrangement.

Fairness Analysis

  Approach to Fairness

        In considering the fairness of the consideration under the Offer from a financial point of view to the Company, RBC principally considered and relied upon: (i) a comparison of the consideration under the Offer to the results of a net asset value analysis of the Offeror and the Company; (ii) a comparison of the multiples implied under the Offer to an analysis of recent precedent transactions; (iii) a comparison of the consideration under the Offer to the recent trading levels of the IAMGold Shares; (iv) a comparison of the relative contribution of assets, cash flow, earnings, net asset value, production and reserves by the Company and the Offeror to the pro forma relative ownership of the Offeror by the holders of Golden Star Shares and IAMGold Shareholders assuming the Offer is completed; and (iv) a comparison of the potential financial impact to the IAMGold Shareholders of the consideration under the Offer to the consideration offered under the Arrangement.

  Fairness Conclusion

        Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Offer is inadequate from a financial point of view to the IAMGold Shareholders.

Yours very truly,

RBC DOMINION SECURITIES INC.

June 23, 2004

The Special Committee of the Board of Directors of IAMGold Corporation
and
The Board of Directors of IAMGold Corporation
220 Bay Street, 5th Flr.
Toronto, ON
M5J 2W4

To the Special Committee and the Board of Directors:

        RBC Dominion Securities Inc. ("RBC"), a member company of RBC Capital Markets, understands that on March 30, 2004, IAMGold Corporation ("IAMGold" or the "Company") and Wheaton River Minerals Ltd. ("Wheaton") announced a proposed transaction whereby the Company would acquire all of the common shares of Wheaton ("Wheaton Shares") by way of a plan of arrangement (the "Arrangement"). RBC understands that the terms of the Arrangement provide that the holders of Wheaton Shares ("Wheaton Shareholders") will receive 0.55 of a common share of the Company ("IAMGold Shares") for each Wheaton Share held and holders of warrants, options and other rights to acquire Wheaton Shares will be entitled to receive 0.55 of an IAMGold Share for each Wheaton Share which they were previously entitled to acquire. The terms of the Arrangement are more fully described in a joint management information circular (the "Arrangement Circular") dated April 30, 2004, which has been mailed to the holders of IAMGold Shares (the "IAMGold Shareholders") and Wheaton Shareholders in connection with the Arrangement.

        RBC also understands that Golden Star Resources Limited (the "Offeror") has made an offer (the "Offer") to purchase all of the outstanding IAMGold Shares for consideration consisting of 1.15 common shares of the Offeror per IAMGold Share. The terms of the Offer are more fully described in a take-over bid circular dated June 9, 2004 (the "Offer Circular"), which has been mailed to IAMGold Shareholders in connection with the Offer.

        RBC further understands that a committee (the "Special Committee") of the board of directors (the "Board") of the Company has been constituted to consider the Offer and to consider the Arrangement in relation to the Offer and make recommendations thereon to the Board. The Special Committee has retained RBC to provide advice and assistance to the Special Committee in evaluating the Offer and the Arrangement in relation to the Offer, including the preparation and delivery to the Special Committee and the Board of RBC's opinion as to the fairness of the consideration under the Arrangement from a financial point of view to the Company (the "Fairness Opinion") and RBC's opinion as to the fairness of the consideration under the Offer from a financial point of view to the IAMGold Shareholders (the "Golden Star Fairness Opinion"). RBC has not prepared a valuation of the Company, the Offeror, Wheaton or any of their respective securities or assets and the Fairness Opinion and the Golden Star Fairness Opinion should not be construed as such.

Engagement

        RBC was originally engaged by the Board pursuant to an agreement between the Company and RBC dated March 22, 2004 in respect of the Arrangement and, on April 28, 2004, RBC delivered to the Board RBC's opinion that the consideration under the Arrangement was fair from a financial point of view to the Company. RBC was engaged by the Special Committee pursuant to an agreement between the Company and RBC (the "Engagement Agreement") dated June 14, 2004. The terms of the Engagement Agreement provide that RBC is to be paid a fee for its services under the Engagement Agreement. In addition, RBC is to be reimbursed for its reasonable out-of-pocket expenses and to be indemnified by the Company in certain circumstances. RBC consents to the inclusion of the Fairness Opinion in its entirety and a summary thereof in the directors' circular to be mailed to IAMGold Shareholders (the "Directors' Circular") and in an information supplement to be mailed to IAMGold Shareholders in connection with the Arrangement and to the filing thereof, as necessary, by the Company with the securities commissions or similar regulatory authorities in each province and territory of Canada and in the United States. Pursuant to the Engagement Agreement, RBC has also delivered to the Special Committee and the Board, as of the date hereof, RBC's opinion that the consideration under the Offer is inadequate from a financial point of view to the IAMGold Shareholders.

        RBC acts as a trader and dealer, both as principal and agent, in major financial markets and, as such, may have had and may in the future have positions in the securities of the Company, the Offeror, Wheaton or any of their respective associates or affiliates and, from time to time, may have executed or may execute transactions on behalf of such companies or clients for which it received or may receive compensation. As an investment dealer, RBC conducts research on securities and may, in the ordinary course of its business, provide research reports and investment advice to its clients on investment matters, including with respect to the Company, the Offeror, Wheaton, the Offer or the Arrangement.

Credentials of RBC Capital Markets

        RBC is one of Canada's largest investment banking firms, with operations in all facets of corporate and government finance, corporate banking, mergers and acquisitions, equity and fixed income sales and trading and investment research. RBC Capital Markets also has significant operations in the United States and internationally. The Fairness Opinion expressed herein represents the opinion of RBC and the form and content herein have been approved for release by a committee of its directors, each of whom is experienced in merger, acquisition, divestiture and fairness opinion matters.

Scope of Review

        In connection with our Fairness Opinion, we have reviewed and relied upon or carried out, among other things, the following:

  1.
  the letter agreement between the Company and Wheaton dated March 30, 2004, as amended;

  2.
  the Amended and Restated Arrangement Agreement among IAMGold and 2045230 Ontario Inc. and Wheaton dated April 23, 2004;

  3.
  the Arrangement Circular;

  4.
  the Offer Circular;

  5.
  the most recent draft of the Directors Circular dated June 21, 2004 (the "Draft Directors Circular");

  6.
  audited consolidated financial statements of the Company and Wheaton for each of the five years ended December 31, 2003;

  7.
  annual reports of the Company and Wheaton for each of the two years ended December 31, 2003;

  8.
  the Notice of Annual Meeting of Shareholders and Management Information Circulars of the Company for each of the two years ended December 31, 2002;

  9.
  the Notice of Annual and Special Meeting of Shareholders and Management Information Circulars of Wheaton for each of the two years ended December 31, 2002;

  10.
  annual information forms of the Company and Wheaton for each of the two years ended December 31, 2003;

  11.
  historical segmented financial statements of the Company and Wheaton by mining operation for each of the two years ended December 31, 2003;

  12.
  internal life of mine management budgets and operator plans of the Company and Wheaton segmented by mining operations;

  13.
  the audited reserve and resource estimates of the Company and Wheaton as at December 31, 2003;

  14.
  legal documents related to Wheaton's acquisition of the Alumbrera, Luismin and Peak mines and the Amapari and Los Filos projects;

  15.
  a draft dated April 14, 2004 of the on site due diligence report of Wheaton's Luismin mine and Los Filos project prepared by The Andes Colorado Corporation;

  16.
  a draft dated April 19, 2004 of the on site due diligence report of Wheaton's Peak mine prepared by Snowden Mining Industry Consultants Pty Ltd.;

  17.
  a draft dated April 14, 2004 of the on site due diligence report of Wheaton's Amapari project prepared by Golder Associates Brasil Consulatoria e Projetos Ltda.;

  18.
  a draft dated April 20, 2004 of the on site due diligence report of Wheaton's Alumbrera mine prepared by Roscoe Postle Associates Inc.;

  19.
  discussions with senior management of the Company and Wheaton;

  20.
  discussions with legal counsel to each of the Company, the Special Committee and Wheaton;

  21.
  public information relating to the business, operations, financial performance and stock trading history of the Company and Wheaton and other selected public companies considered by us to be relevant;

  22.
  public information with respect to other transactions of a comparable nature considered by us to be relevant;

  23.
  public information regarding the mining and metals industry;

  24.
  representations contained in certificates addressed to us, dated as of the date hereof, from senior officers of the Company and Wheaton as to the completeness and accuracy of the information upon which the Fairness Opinion is based; and

  25.
  such other corporate, industry and financial market information, investigations and analyses as RBC considered necessary or appropriate in the circumstances.

        RBC has not, to the best of its knowledge, been denied access by the Company or Wheaton to any information requested by RBC. As the auditors of the Company and Wheaton declined to permit RBC to rely upon information provided by them as a part of any due diligence review, RBC did not meet with the auditors and has assumed the accuracy and fair presentation of and relied upon the audited consolidated financial statements of the Company and Wheaton and the reports of the auditors thereon.

Assumptions and Limitations

        With the Special Committee's approval and as provided for in the Engagement Agreement, RBC has relied upon the completeness, accuracy and fair presentation of all of the information (financial or otherwise), data, documents, opinions, appraisals, valuations or other information and materials of whatsoever nature or kind respecting the Company, its subsidiaries, the Offer and the Arrangement (collectively, the "Information") obtained by it from public sources, senior management of the Company or Wheaton, as the case may be, and their consultants and advisers. The Fairness Opinion is conditional upon such completeness, accuracy and fair presentation of the Information. Subject to the exercise of professional judgment and except as expressly described herein, we have not attempted to verify independently the completeness, accuracy or fair presentation of any of the Information.

        Senior officers of the Company have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the Information provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries (as such term is defined in the Securities Act (Ontario)) or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date such Information was provided to RBC by the Company, and is at the date hereof complete, true and correct in all material respects, and did not and does not contain any untrue statement of a material fact in respect of the Company, its subsidiaries, the Offer or the Arrangement and did not and does not omit to state a material fact in respect of the Company, its subsidiaries, the Offer or the Arrangement necessary to make such Information or any statement therein not misleading in light of the circumstances under which such Information was provided or any statement was made; and that, (ii) since the dates on which such Information was provided to RBC by the Company, except as publicly disclosed or as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in such Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

        Senior officers of Wheaton have represented to RBC in a certificate delivered as of the date hereof, among other things, that (i) the information (financial or otherwise), data, documents, opinions, appraisals, valuations and other information and materials respecting the Company and its subsidiaries (collectively, the "Company Information") provided orally by, or in the presence of, an officer or employee of the Company or in writing by the Company or any of its subsidiaries (as such term is defined in the Securities Act (Ontario)) or their respective agents to RBC for the purpose of preparing the Fairness Opinion was, at the date the Company Information was provided to RBC by the Company, and is at the date hereof complete, true and correct in all material respects; and that (ii) since the dates on which the Company Information was provided to RBC by the Company, except as publicly disclosed or as disclosed in writing to RBC, there has been no material change, financial or otherwise, in the financial condition, assets, liabilities (contingent or otherwise), business, operations or prospects of the Company or any of its subsidiaries and no material change has occurred in the Company Information or any part thereof which would have or which would reasonably be expected to have a material effect on the Fairness Opinion.

        In preparing the Fairness Opinion, RBC has made several assumptions, including that all of the conditions required to implement the Arrangement will be met and that the disclosure provided or incorporated by reference in the Arrangement Circular with respect to the Company, Wheaton and their respective subsidiaries and affiliates and the Arrangement is accurate in all material respects.

        The Fairness Opinion is rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date hereof and the condition and prospects, financial and otherwise, of the Company, Wheaton and their respective subsidiaries and affiliates, as they were reflected in the Information and as they have been represented to RBC in discussions with management of the Company and Wheaton. In its analyses and in preparing the Fairness Opinion, RBC made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of RBC or any party involved in the Arrangement.

        The Fairness Opinion has been provided for the use of the Special Committee and the Board and may not be used by any other person or relied upon by any other person other than the Special Committee and the Board without the express prior written consent of RBC. The Fairness Opinion is given as of the date hereof and RBC disclaims any undertaking or obligation to advise any person of any change in any fact or matter affecting the Fairness Opinion which may come or be brought to RBC's attention after the date hereof. Without limiting the foregoing, in the event that there is any material change in any fact or matter affecting the Fairness Opinion after the date hereof, RBC reserves the right to change, modify or withdraw the Fairness Opinion.

        RBC believes that its analyses must be considered as a whole and that selecting portions of the analyses or the factors considered by it, without considering all factors and analyses together, could create a misleading view of the process underlying the Fairness Opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Any attempt to do so could lead to undue emphasis on any particular factor or analysis. The Fairness Opinion is not to be construed as a recommendation to any IAMGold Shareholder as to whether to vote in favour of the Arrangement or to tender their IAMGold Shares to the Offer.

Fairness Analysis

  Approach to Fairness

        In considering the fairness of the consideration under the Arrangement from a financial point of view to the Company, RBC principally considered and relied upon: (i) a comparison of the consideration offered under the Arrangement to the results of a net asset value analysis of Wheaton and the Company; (ii) a comparison of the multiples implied under the Arrangement to an analysis of recent precedent transactions; (iii) a comparison of the consideration offered under the Arrangement to the recent trading levels of the Wheaton Common Shares; (iv) a comparison of the relative contribution of assets, cash flow, earnings, net asset value, production and reserves by the Company and Wheaton to the pro forma relative ownership of the Company by the IAMGold Shareholders and Wheaton Shareholders assuming the Arrangement is completed; and (iv) a comparison of the potential financial impact to the Company of the consideration offered under the Arrangement to the consideration under the Offer.

  Fairness Conclusion

        Based upon and subject to the foregoing, RBC is of the opinion that, as of the date hereof, the consideration under the Arrangement is fair from a financial point of view to the Company.

Yours very truly,

RBC DOMINION SECURITIES INC.

Any questions and requests for assistance may be directed to Kingsdale Shareholder Services Inc.
at the telephone number and location set out below:

Scotia Plaza
40 King Street West, Suite 3600
Toronto, Ontario
M5H 3Y2

Toll Free: 1-866-749-5464
Facsimile: 416-867-2271

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TABLE OF CONTENTS
CAUTION REGARDING FORWARD-LOOKING STATEMENTS
DIRECTORS' CIRCULAR
DIRECTORS' RECOMMENDATION TO REJECT THE GSR OFFER
RECOMMENDATION OF THE SPECIAL COMMITTEE TO THE BOARD
REASONS FOR THE SPECIAL COMMITTEE'S RECOMMENDATION
REASONS FOR THE DIRECTORS' RECOMMENDATION
INACCURACIES IN THE GSR CIRCULAR
BACKGROUND OF GSR OFFER AND AXIOM TRANSACTION
ACTIONS OF THE BOARD OF DIRECTORS AND THE SPECIAL COMMITTEE IN RESPONSE TO THE GSR OFFER
DIRECTORS AND SENIOR OFFICERS OF IAMGOLD AND OWNERSHIP OF SECURITIES
PRINCIPAL SHAREHOLDERS OF IAMGOLD
INTENTION WITH RESPECT TO THE GSR OFFER
TRADING IN SECURITIES OF IAMGOLD
ISSUANCES OF SECURITIES OF IAMGOLD
OWNERSHIP OF SECURITIES OF GSR
RELATIONSHIP BETWEEN GSR AND DIRECTORS, SENIOR OFFICERS AND SHAREHOLDERS OF IAMGOLD
AGREEMENTS BETWEEN IAMGOLD AND ITS DIRECTORS AND SENIOR OFFICERS
MATERIAL CHANGES IN THE AFFAIRS OF IAMGOLD
OTHER INFORMATION
STATUTORY RIGHTS
APPROVAL OF THE DIRECTORS' CIRCULAR
GLOSSARY
CONSENT OF RBC DOMINION SECURITIES INC.
CERTIFICATE
On behalf of the Board of Directors
SCHEDULE A FAIRNESS OPINIONS OF RBC DOMINION SECURITIES INC.